Exhibit 10.26

BENEFITFOCUS.COM, INC.

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”), is made and entered into this 2nd day of July, 2019, by and between: Benefitfocus.com, Inc., having its principal place of business at 100 Benefitfocus Way, Charleston, SC 29492, (hereinafter referred to as “Benefitfocus”) and Stephen Swad whose present address is: 2113 Dunmore Lane, NW Washington, DC 20007 (hereinafter referred to as the “Associate”).

1.        Employment. Benefitfocus hereby agrees to employ the Associate in the capacity of Chief Financial Officer, upon the terms and conditions set out herein, and the Associate accepts such employment.

2.        Term. The term of this Agreement shall commence upon execution, and Associate’s employment shall commence on July 22, 2019. The Associate understands and acknowledges that employment is “at will” and is terminable at any time at the will of Benefitfocus or the Associate, notwithstanding any other provisions of this Agreement, including Section 19 hereof. This Agreement shall remain in force until terminated at the will of either party or as described in Section 19 of this Agreement.

3.        Duties. The Associate shall perform, for Benefitfocus, the duties set out in the attached Exhibit A entitled “Job Description,” which is incorporated herein and made a part of this Agreement, along with those other duties as may be assigned to Associate from time to time by Benefitfocus’ Chief Executive Officer or his designee.

4.        Compensation. The Associate’s initial compensation shall be paid in accordance with that outlined in Exhibit B entitled “Compensation Program,” which is incorporated herein and made a part hereof, and is subject to review in accordance with then current compensation practices of Benefitfocus.

5.        Extent of Services. The Associate shall devote his time, attention, and energies to Benefitfocus’ business and shall not, during the term of this Agreement, be engaged in other business activities that conflict with, or take significant amounts of the Associate’s time or attention away from, the Associate’s work for Benefitfocus, whether or not such business activity is pursued for gain, profit or other pecuniary advantage. The Associate further agrees that he will perform all of the duties assigned to the Associate to the best of his ability and in a manner satisfactory to Benefitfocus, that he will truthfully and accurately maintain all records, preserve all such records, and make all such reports as Benefitfocus may require; that he will fully account for all money and all of the property of Benefitfocus of which the Associate may have custody and will pay over and deliver the same whenever and however the Associate may be directed to do so.  It is understood that the Associate will be permitted to serve on the Board of Directors (and related committees of the Board) of one company, provided that such company does not directly compete with Benefitfocus.

6.        Expenses. Benefitfocus agrees to reimburse the Associate for travel and other expenses incurred while conducting business on behalf of Benefitfocus as long as they are reasonable and approved by Benefitfocus and comply with government regulations covering such expenses for business purposes. Such expenses will be stated on a Benefitfocus furnished expense form, have required

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receipts, be signed by the Associate, and sent to Benefitfocus for approval and reimbursement, all in accordance with Benefitfocus’ reimbursement policies and procedures as may be in effect from time to time.

7.        Covenant Not to Disclose Trade Secrets and Confidential Information.

a.            As an employee of Benefitfocus, the Associate will be exposed to “Trade Secrets” and “Confidential Business Information” (as those terms are defined below). “Trade Secrets” shall mean information or data of or about Benefitfocus or any affiliated entity, including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, products plans, or lists of actual or potential customers, clients, distributors, or licensees, that: (i) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use; and (ii) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy. To the extent that the foregoing definition is inconsistent with a broader definition of “trade secret” under applicable law, the latter definition shall govern for purposes of interpreting the Associate’s obligations under this Agreement. Except as required to perform his or her obligations under this Agreement or except with Benefitfocus’ prior written permission, the Associate shall not use, redistribute, market, publish, disclose or divulge to any other person or entity any Trade Secrets of Benefitfocus. The Associate’s obligations under this provision shall remain in force (during or after the Term) for so long as such information or data shall continue to constitute a “trade secret” under applicable law. The Associate agrees to cooperate with any and all confidentiality requirements of Benefitfocus and the Associate shall immediately notify Benefitfocus of any unauthorized disclosure or use of any Trade Secrets of which the Associate becomes aware.

b.           The Associate agrees to maintain in strict confidence and, except as necessary to perform his or her duties for Benefitfocus, not to use or disclose any Confidential Business Information at any time, during the term of his or her employment or for a period of one (1) year after the Associate’s last date of employment, so long as the pertinent data or information remains Confidential Business Information. “Confidential Business Information” shall mean any non-public Information of a competitively sensitive or personal nature, other than Trade Secrets, acquired by the Associate, directly or indirectly, in connection with the Associate’s employment (including his or her employment with Benefitfocus prior to the date of this Agreement), including (without limitation) oral and written information concerning Benefitfocus or its affiliates relating to financial position and results of operations (revenues, margins, assets, net income, etc.), annual and long-range business plans, marketing plans and methods, account invoices, oral or written customer information, and personnel information. Confidential Business Information also includes information recorded in manuals, memoranda, projections, minutes, plans, computer programs, and records, whether or not legended or otherwise identified by Benefitfocus and its affiliates as Confidential Business Information, as well as information which is the subject of meetings and discussions and not so recorded; provided, however, that Confidential Business Information shall not include information that is generally available to the public, other than as a result of

CONFIDENTIAL AND PROPRIETARY                                                                        2

BENEFITFOCUS.COM, INC.                                                                                                     (06/2019)

disclosure, directly or indirectly, by the Associate, or that was available to the Associate on a non-confidential basis prior to its disclosure to the Associate.

c.           Without limiting any of the foregoing, Associate acknowledges that Trade Secrets and Confidential Business Information exist in all formats in which information is preserved, including electronic, print, or any other form, and that each term includes all originals, copies, notes, or other reproductions or replicas thereof.

d.           Upon termination of employment, the Associate shall leave with Benefitfocus all Trade Secrets, Confidential Business Information, and any other business records relating to Benefitfocus and its affiliates including, without limitation, all contracts, calendars, and other materials or business records concerning its business or customers, including all physical, electronic, and computer copies thereof, whether or not the Associate prepared such materials or records himself, and Associate shall retain no copies of any such materials.  In addition, upon termination of employment, Associate will immediately return to Benefitfocus all other property whatsoever of Benefitfocus in his possession or under his control.  If requested, Associate shall certify in writing to Benefitfocus that no such materials are in his possession.

e.           As set forth above, the Associate shall not disclose Trade Secrets or Confidential Business Information. However, nothing in this Section 7 shall prevent the Associate from (i) disclosing Trade Secrets or Confidential Business Information pursuant to a court order or court-issued subpoena, so long as the Associate first notifies Benefitfocus of said order or subpoena in sufficient time to allow Benefitfocus to seek an appropriate protective order, and provided that Associate only discloses such information as he is actually required to disclose, or (ii) from reporting violations of law to any governmental agency or entity, or otherwise making disclosures that are protected under a whistleblower any law. The Associate agrees that if he receives any formal or informal discovery request, court order, or subpoena requesting that the Associate disclose Trade Secrets or Confidential Business Information, he will immediately notify Benefitfocus and provide Benefitfocus with a copy of said request, court order, or subpoena.

8.        Covenant Not to Solicit Customers.

a.           The Associate covenants and agrees that during his or her employment and for a period of one (1) year following the date of termination of the Associate’s employment with Benefitfocus, for any reason, whether by the Associate or Benefitfocus, the Associate shall not (except on behalf of or with the prior written consent of Benefitfocus) either directly or indirectly, on the Associate’s own behalf or in the service or on behalf of others, (i) solicit, divert or appropriate to or for a Competing Business (as defined below), or (ii) attempt to solicit, divert, or appropriate to or for a Competing Business, any person or entity that was a customer or prospective customer of Benefitfocus on the date of termination and with whom the Associate had direct material contact within six months of the Associate’s last date of employment. For purposes of this Agreement, the term “Competing Business” shall mean the business of offering human resource management and benefit administration services to companies via a Web-based system.

CONFIDENTIAL AND PROPRIETARY                                                                        3

BENEFITFOCUS.COM, INC.                                                                                                     (06/2019)

b.           The Associate recognizes and acknowledges that Benefitfocus’ customers and the specific needs of such customers are essential to the success of its business and its continued goodwill and that its customer list and customer information constitute a property interest of Benefitfocus, having been developed by Benefitfocus at great effort and expense.

9.        Covenant Not to Solicit Employees/Consultants. The Associate covenants and agrees that during his or her employment and for a period of one (1) year following the date of termination of the Associate’s employment with Benefitfocus, for any reason, whether by Associate or Benefitfocus, Associate will not, either directly or indirectly, on the Associate’s own behalf or in the service or on behalf of others, (i) solicit, divert, or hire away, or (ii) attempt to solicit, divert, or hire away any employee of or consultant to Benefitfocus or any of its affiliates engaged or experienced in the Business (as defined herein), regardless of whether the employee or consultant is full-time or temporary, the employment or engagement is pursuant to written agreement, or the employment is for a determined period or is at will. For purposes of this Agreement, the term “Business” shall mean the business of offering human resource management and benefit administration services to companies via a Web-based system.

10.        Covenant Not to Compete. The Associate covenants and agrees that during his or her employment and for a period of one (1) year following the termination of the Associate’s employment with Benefitfocus (by either party and regardless of the reason for such termination), Associate will not, hold a position based in or with responsibility for all or part of the Restricted Territory (as defined below), with any Competing Business (as defined above) whether as employee, consultant, or otherwise, in which Associate will have duties, or will perform or be expected to perform services for such Competing Business, that is or are the same as or substantially similar to the position held by Associate or those duties or services actually performed by Associate for Benefitfocus within the twelve (12) month period immediately preceding the termination of Associate’s employment with Benefitfocus, or in which Associate will use or disclose or be reasonably expected to use or disclose any confidential or proprietary information of Benefitfocus for the purpose of providing, or attempting to provide, such Competing Business with a competitive advantage with respect to the Business.  As used herein, “Restricted Territory” means the United States of America, it being understood that Benefitfocus’ business is nationwide in scope, provided, however, that if a court of competent jurisdiction determines that the foregoing definition is too broad to be enforced under applicable law, then the parties agree that “Restricted Territory” will mean any State, province, or similar political subdivision to which Associate directed, or in which Associate performed, employment-related activities on behalf of Benefitfocus at the time of, or during the twelve (12) month period prior to, the termination of Associate’s employment with Benefitfocus for any reason.

11.        Covenants are Independent. The covenants on the part of the Associate contained in paragraphs 7, 8, 9, 10, 24 and 25 hereof, as well as in each subsection thereof, shall each be construed as agreements independent of each other and of any other provision in this Agreement and the unenforceability of one shall not affect the remaining covenants.

12.        Consideration. The Associate acknowledges and agrees that valid consideration has been given to the Associate by Benefitfocus in return for the promises of the Associate set forth herein, including the promise of additional compensation to which the Associate was not entitled prior to the execution of this Agreement.

CONFIDENTIAL AND PROPRIETARY                                                                        4

BENEFITFOCUS.COM, INC.                                                                                                     (06/2019)

13.        Extension of Periods. Each of the time periods described in this Agreement shall be automatically extended by any length of time during which the Associate is in breach of the corresponding covenant contained herein. The provisions of this Agreement shall continue in full force and effect throughout the duration of the extended periods.

14.        Reasonable Restraint. It is agreed by the parties that the foregoing covenants in this Agreement are necessary for the legitimate business interests of Benefitfocus and impose a reasonable restraint on the Associate in light of the activities and Business of Benefitfocus on the date of the execution of this Agreement.

15.        Notices. Any notice required or desired to be given under this Agreement shall be given in writing, sent by certified mail, return receipt requested, to his or her residence as shown in the records of Benefitfocus in the case of the Associate, or to its principal place of business to the attention of General Counsel, in the case of Benefitfocus.

16.        Waiver of Breach. The waiver by Benefitfocus of a breach of any provision of this Agreement by the Associate shall not operate or be construed as a waiver of any subsequent breach by the Associate. No waiver shall be valid unless in writing and signed by Benefitfocus.

17.        Assignment. The Associate acknowledges that the services to be rendered by the Associate are unique and personal. Accordingly, the Associate may not assign any of his or her rights or delegate any of his or her duties or obligations under this Agreement. The rights and obligations of Benefitfocus under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Benefitfocus. The Associate agrees that this Agreement, and the covenants contained herein, may be assigned by Benefitfocus to any successor company.

18.        Paid Time Off. Associate will be eligible to receive paid time off in accordance with Benefitfocus’ paid time off policies as detailed in its Associate Handbook, the provisions of which are subject to change on a prospective basis.

19.        Termination. Either party may terminate this Agreement at any time, with or without cause. In the event that Associate chooses to resign his employment, Benefitfocus requests fourteen (14) days written notice to Benefitfocus.  In such event, the Associate shall continue (if agreed to by Benefitfocus) to render his services and shall be paid his regular compensation up to the date of termination.

20.        Entire Agreement; Amendment. This Agreement, and attached Exhibits, contain the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements (whether written or oral and whether express or implied) between the parties to the extent related to such subject matter.  It may be changed only by an Agreement in writing, signed by the parties hereto.

21.        Construction of Agreement. Should any of the provisions or terms of this Agreement require judicial interpretation, it is agreed that the court interpreting or construing this Agreement shall not apply a presumption that such provision(s) or term(s) shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared it, it being agreed that all parties have participated in the preparation and review of this Agreement and have had the opportunity to be represented by counsel.

CONFIDENTIAL AND PROPRIETARY                                                                        5

BENEFITFOCUS.COM, INC.                                                                                                     (06/2019)

22.        Arbitration; Governing Law; and Venue. This Agreement, and all transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the laws of the State of South Carolina. The parties agree that any dispute, controversy or claim arising out of or related to this Agreement or any breach of this Agreement shall be submitted to and decided by binding arbitration in South Carolina. Arbitration shall be administered exclusively by American Arbitration Association and shall be conducted by a neutral arbitrator consistent with the rules, regulations and requirements thereof, including discovery, which can be accessed at www.adr.org, as well as any requirements imposed by state law.  The parties agree to arbitrate solely on an individual basis, and that this agreement does not permit class arbitration or any claims brought as a plaintiff or class member in any class or representative arbitration proceeding.  The arbitral tribunal may not consolidate more than one person's claims, and may not otherwise preside over any form of a representative or class proceeding.  Any award of the Arbitrator(s) is final and binding, and may be entered as a judgment in any court of competent jurisdiction. In the event the prohibition on class arbitration is deemed invalid or unenforceable, then the remaining portions of the arbitration agreement will remain in force.

23.        Work Facilities. The Associate shall be provided with such other facilities and services as are suitable to the Associate’s position and appropriate for the performance of his or her duties. In the case of an Associate performing the sales duties and located remote to the main office, it is expected that the Associate will maintain some form of office at his or her residence, which contains the necessary equipment to perform the assigned duties.

24.        Severability. To the extent that any provision or language of this Agreement is deemed unenforceable, by virtue of the scope of the business activity prohibited or the length of time the activity is prohibited, Benefitfocus and Associate agree that this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of the State of South Carolina.

25.        Remedies for Breach. The Associate recognizes and agrees that a breach by the Associate of any covenant contained in this Agreement would cause immeasurable and irreparable harm to Benefitfocus. In the event of a breach or threatened breach of any covenant contained herein, Benefitfocus shall be entitled to temporary and permanent injunctive relief, restraining the Associate from violating or threatening to violate any covenant contained herein, as well as all costs and fees incurred by Benefitfocus, including attorneys’ fees, as a result of the Associate’s breach or threatened breach of the covenant. Benefitfocus and the Associate agree that the relief described herein is in addition to such other and further relief as may be available to Benefitfocus at equity or by law. Nothing herein shall be construed as prohibiting Benefitfocus from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from the Associate.

26.        Additional Representations and Warranties of Associate. Indemnification by Associate. The Associate acknowledges and agrees that: (i) the covenants contained in this Agreement are the essence of this Agreement; (ii) the Associate has received good, adequate and valuable consideration for each of these covenants; (iii) each of these covenants is reasonable and necessary to protect and preserve the interests and properties of Benefitfocus; (iv) each of these covenants in this Agreement is separate, distinct and severable not only from the other covenants but also from the remaining provisions of this Agreement; (v) the unenforceability of any covenants or agreements shall not affect the validity or enforceability of any of the other covenants or agreements or any other provision or provisions of this Agreement; and (vi) if the

CONFIDENTIAL AND PROPRIETARY                                                                        6

BENEFITFOCUS.COM, INC.                                                                                                     (06/2019)

covenants herein shall ever be deemed to exceed the time, activity, or geographic limitations permitted by applicable law, then such provisions shall be and hereby are reformed to the maximum time, activity, or geographical limitations permitted by applicable law. The Associate represents and warrants that his acceptance of employment with Benefitfocus has not been improperly induced with respect to any prior employment and the performance of his duties hereunder will not conflict with, or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which he is a party or is otherwise bound, including any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer.

27.        At-Will Employment. THE ASSOCIATE UNDERSTANDS AND AGREES THAT THIS AGREEMENT SHALL IN NO WAY IMPOSE UPON BENEFITFOCUS ANY OBLIGATION TO EMPLOY THE ASSOCIATE OR TO CONTINUE THE ASSOCIATE’S EMPLOYMENT FOR ANY LENGTH OF TIME. THE EMPLOYMENT BY BENEFITFOCUS IS, AND AT ALL TIMES SHALL REMAIN, IN THE ABSOLUTE DISCRETION OF BENEFITFOCUS, WHICH EMPLOYMENT MAY BE TERMINATED BY THE ASSOCIATE OR BENEFITFOCUS AT WILL.

Signed, sealed and delivered in the presence of:

BENEFITFOCUS		ASSOCIATE

	/s/ Ray August		/s/ Stephen Swad
By:	Ray August	By:	Stephen Swad
Its:	Chief Executive Officer
Date:	July 2, 2019	Date:	July 2, 2019

CONFIDENTIAL AND PROPRIETARY                                                                        7

BENEFITFOCUS.COM, INC.                                                                                                     (06/2019)

EXHIBIT A

Chief Financial Officer Job Description

Exhibit A to Employment Agreement dated July 2, 2019.

Reporting to the Chief Executive Officer, the Chief Financial Officer will have responsibility for leading and managing Benefitfocus global finance and accounting function. He will also be a key spokesperson for the company, working directly with analysts to clearly articulate BF’s strategic direction. The CFO must be a “business person” with a strong financial and operational grounding who is also capable of building a strong finance team that can deliver results.

Specific duties include:

•    Providing day to day oversight of the financial operations of the company while ensuring that the numbers are completely accurate and appropriate controls are in place.

•    Building a “world class” team with an operational focus and superior capabilities in all areas of Finance.

•    Continuously evaluating the financial infrastructure and making enhancements as necessary to ensure strong financial controls and processes.

•    Ensuring the existence of “best in class” processes, systems, and people to deliver accurate and timely financial and management information to the firm and its investors.

•    Establishing and maintaining financial reporting and disclosure practices consistent with the highest standards of ethics and compliance.

•    Communicating with the Board and serving as a spokesperson for the Company to the financial community, in conjunction with the CEO.

•    Participating as a strategic partner in the development of the corporation's annual and strategic plans.

•    Assisting in the development of strategic alternatives, including the establishment of long-term goals and objectives and the evaluation of M&A opportunities; helping to identify acquisition targets and assisting in the execution of deals and back-end integration.

•    Identifying opportunities to improve the overall performance of the firm.

•    Enhancing the overall organizational understanding and knowledge of the firm’s economics and financials.

•    Oversight for real estate and physical facilities management.

•    Other duties as assigned, or if the above duties are materially amended, as agreed to and consented to by Associate, provided however, that duties ancillary and incidental to the above shall not require mutual agreement.

confidential & proprietary                         Exhibit A & B to Employment Agreement                   1

BENEFITFOCUS.COM, INC.                                                                                         (06/2019)

EXHIBIT B

Benefitfocus.com, Inc.

Compensation Program for Stephen Swad

Exhibit B to Employment Agreement dated July 2, 2019.

1.           Salary: As compensation for services rendered by the Associate, Benefitfocus shall pay a salary of $ 16,346.15 per pay period (which annualizes to $ 425,000), payable in accordance with Benefitfocus’ customary payroll practices as in effect from time to time. All compensation paid to Associate shall be subject to withholding for such federal, state and local taxes as Benefitfocus determines are required to be withheld pursuant to applicable law.

2.           Annual Review: Annual salary reviews will occur on or around the annual budget process for Benefitfocus.

3.           Signing Bonus:

(a)  You will receive a cash signing bonus of $ 325,000, payable on the Company’s first regular pay day after commencement of employment.  Provided, however, if within twelve (12) months of Associate employment commencement date, Associate terminates his employment other than for Good Reason or the Company terminates Associate’s employment for Cause, Associate shall repay the $ 325,000 signing bonus in full within thirty (30) days after the termination of employment.

(b)  In accordance with, and subject to the Benefitfocus 2012 Stock Plan, you will receive a signing bonus to be paid in Benefitfocus restricted stock units (RSUs), valued at $2,000,000, measured at the time of the grant utilizing a 20-day running average (or such other method as the board of directors determines appropriate), and subject to approval by the board of directors.  Twenty-five percent (25%) of these RSUs will vest on the first anniversary date of the grant date, and the remaining seventy-five percent (75%) of these RSUs will vest in equal amounts quarterly for the following thirty-six (36) months, all as subject to the terms of an RSU award agreement between you and Benefitfocus.

4.           2019 Short Term Incentive Program: You are eligible to participate in the Benefitfocus Short Term Incentive Program at the CFO level, which is 75% of your base pay, subject to adoption by the Board of Directors from time to time, and conditioned on achievement of annual performance targets.  For the 2019 plan year, your STI incentive will be pro-rated based on your start date.  The targets for achieving the Bonus will be the same Company targets set for the entire Executive Management Team as adjusted at the beginning of each year. In general, you must be employed by Benefitfocus on the date on which a bonus is paid in order to earn and receive the bonus, except as contemplated by section 8 of this Exhibit B. For the period from the date of this Agreement until the end of the current fiscal year, your bonus will be calculated as follows:  first, a bonus will be calculated based on the achievement of the company targets as if you had been employed for the full fiscal year; then that amount will be pro-rated based on the number of days elapsed from the employment commencement date until the end of the fiscal year, as a percentage of the total number of days in the fiscal year.

5.           Long Term Incentive Program.

confidential & proprietary                         Exhibit A & B to Employment Agreement                   2

BENEFITFOCUS.COM, INC.                                                                                         (06/2019)

a)       Beginning in 2020, you shall be eligible to participate in the Benefitfocus 2012 Stock Plan, or any successor plan, subject to the terms of the Benefitfocus 2012 Stock Plan as amended or successor plan, as determined by the Board or the Compensation Committee, in its sole discretion.

b)           Initial Restricted Stock Unit Award:  For 2019 only, in accordance with, and subject to the Benefitfocus 2012 Stock Plan, you will receive a one-time grant of Benefitfocus restricted stock units (RSUs) valued at $1,000,000, measured at the time of the grant utilizing a 20-day running average (or such other method as the board of directors determines appropriate), and subject to approval by the board of directors. You will be receiving the formal Annual Award Grant Notice and accompanying documentation upon your start date. This grant will vest in four (4) equal annual installments beginning on the first anniversary of the grant date, and will be subject to the terms of an RSU award agreement between you and Benefitfocus.

6.           Normal Hours of Work: Full time executive positions are expected to work the amount of time needed to meet or exceed all job duties and performance expectations as assigned by the President and CEO.

7.           Benefits: You are eligible for all Benefitfocus associate benefit programs including but not limited to Health Insurance, Life Insurance, Disability Insurance, 401(k) Retirement Program, and more, subject to the terms and conditions of such programs. Nothing in this Agreement or Compensation Program alters or limits Benefitfocus’ rights to modify or terminate any such programs in its sole discretion.

8.          Travel and Housing. For a period of up to eighteen (18) months following the commencement date of your employment, Benefitfocus will provide for payment of your reasonable and necessary expenses associated with commuting to and from the Company’s primary office in Charleston, South Carolina.  During such period the Company will also provide you with a private corporate apartment in Charleston.

9.           Relocation Reimbursement.  The Company will work with you and support your family’s relocation to the Charleston area.  The Company will reimburse the Associate up to a maximum of $100,000 for moving expenses.  The Company will review your moving expense situation after eighteen (18) months of employment and further discuss additional moving and housing-related expenses at that time.  The Employer follows IRS accountable plan moving reimbursement guidelines (refer to IRS Publication 521).  The Associate will need to submit receipts for any direct moving expenses incurred, the balance will be paid to the Associate as ordinary wages.  Should Associate terminate employment with Benefitfocus by resignation, or is terminated for Cause by the Company within twenty-four (24) months of hire, Associate will be obligated to repay all housing and relocation expenses to Benefitfocus.

10.        Paid Time Off and Paid Holidays: Your paid time off will follow the Company schedule, as outlined in the benefit summary, except as to the number of days allotted to Associate.  Associate shall have thirty (30) Days of Paid Time Off per calendar year, provided that Paid Time Off shall not increase unless and until Associate has met the standard Benefitfocus tenure requirements for the next level of Paid Time Off.

11.         Severance. Change in Control. Without Cause. For Good Reason

a)          In the event that Benefitfocus or its acquirer terminates your employment without Cause, or upon your resignation for Good Reason (“trigger event”) at the time of or within twelve (12) months of the Change in Control, as defined herein, then upon your execution of a general

confidential & proprietary                         Exhibit A & B to Employment Agreement                   3

BENEFITFOCUS.COM, INC.                                                                                         (06/2019)

release of claims satisfactory to Benefitfocus or its acquirer within the time allowed for execution (but not more than 59 days following the termination of employment date), which release is not revoked by you during any revocation period allowed by law, Benefitfocus or its acquirer will provide you with the following severance benefits: (i) an amount equal to (A) twenty-four (24) months of your then-current rate of base salary if such termination occurs within the first eighteen (18) months of your employment, (B) fifteen (15) months of your then-current rate of base salary if such termination occurs within the nineteenth (19th) through the thirtieth (30th) month of your employment, and (C) twelve (12) months of your then-current rate of base salary if such termination occurs after the thirtieth (30th) month of your employment (which shall be paid in substantially equal installments in accordance with Benefitfocus’ payroll practice, commencing within 30 days after a release becomes irrevocable); (ii) annual bonus payable to Associate at target in a lump sum; (iii) if you are eligible for, elect and remain eligible for COBRA continuation coverage, Benefitfocus or its acquirer will pay the same percentage of the premium it was paying prior to termination during the period you are receiving salary continuation and (iv) to the extent the RSU and PSU awards referenced in this Agreement, or any other stock rights (as that term is defined in the plan) that have been granted to Associate have not been fully vested prior to such termination without cause or resignation for good reason, then upon that trigger event all unvested RSUs, PSUs and Stock Rights shall immediately vest in full to Associate.  In the event of any conflict or interpretation issues between clause (iv) of the preceding sentence and the Plan, or any document setting forth the terms of any such RSU, PSU or Stock Right, the terms of clause (iv) shall prevail and control.

b)           In the event that Benefitfocus terminates your employment without Cause, or your resignation for Good Reason, as defined herein, at any time prior to a Change in Control, as defined herein, then upon your execution of a general release of claims satisfactory to Benefitfocus within the time allowed for execution (but not more than 59 days following the termination of employment date), which release is not revoked by you during any revocation period allowed by law, Benefitfocus will provide you with the following severance benefits: (i) salary continuation for a period of twelve (12) months at your then current rate of base salary, payable at the usual and customary pay periods of the company; (ii) annual bonus payable to Associate at target in a lump sum; and (iii) if you are eligible for, elect and remain eligible for COBRA continuation coverage, Benefitfocus or its acquirer will pay the same percentage of the premium it was paying prior to termination during the period you are receiving salary continuation; and (iv) to the extent the RSU and PSU awards referenced in this Agreement, or any other stock rights (as that term is defined in the plan) that have been granted to Associate have not been fully vested prior to such termination without cause or resignation for good reason, then upon that trigger event such unvested RSUs, PSUs and Stock Rights shall continue to vest for a period of twelve (12) months following the date of termination.  In the event of any conflict or interpretation issues between clause (iv) of the preceding sentence and the Plan, or any document setting forth the terms of any such RSU, PSU or Stock Right, the terms of clause (iv) shall prevail and control.

c)           "Cause" shall mean a reasonable determination by Benefitfocus' board of directors of any of the following: (i) an act of dishonesty, fraud or misrepresentation made by Associate in connection with your responsibilities as an employee that results in a reasonable probability of material injury to Benefitfocus (whether tangible or reputational); (ii) Associate’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (iii) Associate’s proven gross misconduct that results in a reasonable probability of material injury (whether tangible or reputational)

confidential & proprietary                         Exhibit A & B to Employment Agreement                   4

BENEFITFOCUS.COM, INC.                                                                                         (06/2019)

to Benefitfocus; (iv) Associate’s proven unauthorized use or disclosure of any proprietary information or trade secrets of Benefitfocus or any other third party to whom Associate owes an obligation of nondisclosure as a result of Associate’s relationship with Benefitfocus; (v) Associate’s proven willful breach of any material obligations under any material written agreement, covenant with Benefitfocus, continued failure to substantially perform his material employment duties or a breach of any fiduciary responsibility and only after Associate: (A) has received a written demand of performance or cure from Benefitfocus which specifically sets forth the factual basis for the Benefitfocus’ reasonable belief that Associate has violated this Section 8(d)(v); and (B) Associate has failed to cure such non-performance to Benefitfocus’ reasonable satisfaction within a reasonable period of time, as agreed upon in good faith by Associate and Benefitfocus. Termination of the Associate’s employment shall not be deemed to be for Cause unless and until written notice is provided to the Associate and the Associate is given an opportunity, together with counsel, to be heard before the Board, such hearing to occur within 5 business days after notice is provided to Associate. Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, the Executive shall have five (5) business days from the delivery of written notice by Benefitfocus within which to cure any acts constituting Cause; provided however, that, if Benefitfocus reasonably expects irreparable injury from a delay of five (5) business days, Benefitfocus may give Associate notice of such shorter period within which to cure as is reasonable under the circumstances. Benefitfocus may place the Associate on paid leave for up to 30 days while it is determining whether there is a basis to terminate the Associate’s employment for Cause, which leave shall not constitute Good Reason.

d)           A “Change of Control” shall be deemed to have occurred if any of the following conditions have occurred: (i) the merger or consolidation of Benefitfocus with another entity, where Benefitfocus is not the surviving entity and where after the merger or consolidation (A) its stockholders prior to the merger or consolidation hold less than 50% of the voting stock of the surviving entity or (B) its directors prior to the merger or consolidation are less than a majority of the directors of the surviving entity; (ii) the sale of all or substantially all of Benefitfocus’ assets to a third party where subsequent to the transaction (A) its stockholders hold less than 50% of the stock of said third party or (B) its directors are less than a majority of the board of directors of said third party; or (iii) a transaction or series of transactions, including a merger of Benefitfocus with another entity where Benefitfocus is the surviving entity, whereby (A) 50% or more of the voting stock of Benefitfocus after the transaction is owned actually or beneficially by parties who held less than 30% of the voting stock, actually or beneficially, prior to the transaction(s) or (B) its board of directors after the transaction(s) or within 60 days thereof is comprised of less than a majority of Benefitfocus’ directors serving prior to the transaction(s).

e)         “Good Reason” shall mean the occurrence of any of the following without Associate’s express written consent: (i) a material diminution in Associate’s base compensation; (ii) a material diminution in Associate’s authority, duties, or responsibilities; (iii) a material diminution in the authority, duties, or responsibilities of Company’s Executive Officer to whom Associate is required to report, including a requirement that Associate report to any corporate officer or employee instead of reporting directly to the Chief Executive Officer; (iv) a material diminution in the budget over which Associate retains authority; (v) a material change in the geographic location at which Associate must perform his services to the Company; or (v) any other action or inaction that constitutes a material breach of the Employment Agreement by Benefitfocus. Associate may not establish "Good Reason" unless he has provided written notice of the existence of such condition to Benefitfocus

confidential & proprietary                         Exhibit A & B to Employment Agreement                   5

BENEFITFOCUS.COM, INC.                                                                                         (06/2019)

within thirty (30) days of the event constituting such Good Reason, and Benefitfocus fails to reasonably cure such condition within the 30-day period immediately following receipt of such notice and Associate terminates his employment within sixty (60) days after providing written notice of the existence of Good Reason Condition or end of any cure period, whichever is later.

f)           Noncompete/Nonsolicitation. The receipt of any severance payments or benefits pursuant to this Section will be subject to Associate not violating the covenants contained within Section 7, 8, 9 and 10 of the Employment Agreement. In the event Associate breaches such covenants, Benefitfocus shall, in addition to all other legal and equitable remedies, have the right to terminate or suspend all continuing payments and benefits to which Associate may otherwise be entitled pursuant to this Section 8 without affecting the Associate’s release or any other obligations under the release agreement.

9.           Application of Internal Revenue Code Section 409A: All provisions of this Agreement will be interpreted in a manner consistent with Section 409A of the Internal Revenue Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Exhibit B that constitute “deferred compensation” within the meaning of Section 409A will not commence in connection with your termination of employment unless and until you have also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h), unless Benefitfocus reasonably determines that such amounts may be provided to you without causing you to incur the additional 20% tax under Section 409A. The parties intend that each installment of the severance benefits payments provided for above is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For avoidance of doubt, the parties intend that payments of the severance benefits satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-1(b)(9). However, if Benefitfocus determines that the severance benefits constitute “deferred compensation” under Section 409A and you are, on the termination of service, a “specified employee” of Benefitfocus, as such term is defined in Section 409A, then, solely to  the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the severance benefit payments will be delayed until the earlier to occur of: (i) the date that is six months and one day after your separation from service, or (ii) the date of your death (such applicable date, the “Specified Employee Initial Payment Date”), and Benefitfocus will (A) pay you a lump sum amount equal to the sum of the severance benefits payments that you would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the severance benefits had not been so delayed pursuant to this paragraph, and (B) commence paying the balance of the severance benefits in accordance with the applicable payment schedules set forth in this Agreement.

confidential & proprietary                         Exhibit A & B to Employment Agreement                   6

BENEFITFOCUS.COM, INC.                                                                                         (06/2019)